Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations, Treasury and Strategy +1-972-595-5180 investors@sftp.com

Six Flags Announces New CEO

Selim Bassoul Appointed CEO and President

Ben Baldanza Named Non-Executive Chairman

ARLINGTON, Texas — November 15, 2021 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that Selim Bassoul, formerly the Non-Executive Chairman of the Board, has been appointed Chief Executive Officer and President of Six Flags. Effective immediately, Mr. Bassoul will replace Michael Spanos, who has stepped down after two years of service, as CEO, President and a member of the Board. Mr. Bassoul will continue to serve as a member of the Board, and Ben Baldanza, an independent director of Six Flags, and former CEO of Spirit Airlines, has been elected as the new Non-Executive Chairman of the Board.

“We are thrilled that Selim has agreed to help lead Six Flags into a new era of growth. His long and exceptional track record as a public company CEO, his experience, entrepreneurial spirit, and inspiring personality make Selim the perfect CEO for Six Flags at this moment in time. We are particularly excited about his proven ability to motivate teams, to delight customers, and to drive financial performance,” said Ben Baldanza, Non-Executive Chairman of the Board. “In addition, the Board would like to thank Mike Spanos for his tireless efforts as he successfully shepherded Six Flags through an exceptionally challenging time through the COVID crisis, including the safe reopening of all our parks. As we indicated on our earnings call on October 27th, our fourth quarter attendance trends have accelerated compared to the third quarter, and we look forward to building on that momentum into 2022 and beyond.”

“I am honored to serve as the next CEO of Six Flags, and I am excited to bring the magic back to our parks. We are a company led by a purpose–to make a positive and meaningful impact on everyone Six Flags touches,” said Selim Bassoul. “I will do my best to enable our people to fulfill their passion to make a difference, and to harness their creativity to build on a shared vision for guest satisfaction and financial growth. I am passionate about empowering employees and serving our customers, and together with our team, I know we can set up Six Flags for a new level of success in the months and years ahead.”

About Selim Bassoul

Bassoul, 64, is the former President, CEO, and Chairman of Middleby Corporation. During Mr. Bassoul’s tenure, Middleby became the leading global manufacturer of industrial and high-end residential appliances, growing revenue from $100 million to $2.7 billion, Adjusted Operating Income from $12 million to $535 million, and market capitalization from $100 million to more than $6 billion.

He holds a B.A. in Business Administration from the American University of Beirut, and an M.B.A. in Finance and Marketing from the Northwestern Kellogg School of Management.

About Ben Baldanza

Baldanza, 59, is currently CEO of Diemacher LLC, an advisory firm helping businesses restructure, grow revenue, and reduce costs. He is the former CEO, President, and Director of Spirit Airlines, an ultra-low cost carrier. Under his leadership from 2006 to 2016, Spirit Airlines grew its revenue from $500 million to $2.1 billion, and transformed from an unprofitable business to the highest margin airline in the US. Prior to joining Spirit Airlines, Baldanza held positions of increasing responsibility in finance, marketing, and revenue management. He currently serves as a director of JetBlue Airways Corporation, and previously served on the boards of Frontier Airlines, Inc. and Spirit Airlines, Inc. He holds a B.A. from Syracuse University and an M.P.A. from Princeton University.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with 27 parks across the United States, Mexico, and Canada. For 60 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com.